Filed pursuant to Rule 424(b)(3)

SEC File No. 333-258223

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated October 5, 2021)

ironSource Ltd.

102,869,375 CLASS A ORDINARY SHARES

This prospectus supplement updates, amends and supplements the prospectus contained in our Post-Effective Amendment No. 1 to our Registration Statement on Form F-1, effective as of October 4, 2021 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-258223). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information on ironSource’s fourth quarter and year-end 2021 financial results, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A ordinary shares are listed on the New York Stock Exchange under the symbol “IS.” On February 15, 2022, the closing price for our Class A ordinary shares on the New York Stock Exchange was $6.94 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 28 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 16, 2022.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except for number of shares and par value)

(Unaudited)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$778,261	$200,672
Short-term deposits	—	17,627
Accounts receivable, net of allowances of $437 and $724 as of December 31, 2021 and 2020, respectively	232,049	151,503
Other current assets	42,382	15,711
Total current assets	1,052,692	385,513
Long-term restricted cash	3,495	2,415
Deferred tax assets	2,012	161
Operating lease right-of-use asset	34,116	36,780
Property, equipment and software, net	25,131	23,077
Investment in equity securities	20,000	—
Goodwill	240,299	79,156
Intangible assets, net	54,221	8,084
Other non-current assets	18,857	650
Total assets	$1,450,823	$535,836

IRONSOURCE LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except for number of shares and par value)

(Unaudited)

	December 31,
	2021	2020
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$247,362	$155,476
Current maturities of long-term loan	—	9,725
Operating lease liabilities	7,525	7,429
Other current liabilities	53,949	34,034
Total current liabilities	308,836	206,664
Long-term loan, net of current maturities	—	74,684
Deferred tax liabilities	6,514	2,521
Long-term operating lease liabilities	30,076	32,241
Other non-current liabilities	2,829	280
Total liabilities	348,255	316,390
Commitments and contingencies
Shareholders’ equity:
Class A and Class B ordinary share, no par value; 11,500,000,000 (Class A 10,000,000,000 and Class B 1,500,000,000) shares authorized; 1,018,468,804 (Class A 652,938,412 and Class B 365,530,392) and 640,266,044 (Class A 320,133,022 and Class B 320,133,022) issued and outstanding at December 31, 2021 and 2020, respectively (*)	—	—
2019 ordinary shares, NIS 0.01 par value, 25,006,298 authorized, issued and outstanding at December 31, 2020	—	72
Treasury shares, at cost, 6,745,955 Class A ordinary shares held at December 31, 2021	(67,460)	—
Additional paid-in capital (*)	1,042,589	152,251
Accumulated other comprehensive income	495	—
Retained earnings	126,944	67,123
Total shareholders’ equity	1,102,568	219,446
Total liabilities and shareholders’ equity	$1,450,823	$535,836

(*)	Per share amounts have been adjusted, on a retroactive basis, for all periods presented, to reflect both the distribution of Class B ordinary shares and the Stock Split, together representing a ratio of 9.98 of each share.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$158,271	$108,354	$553,466	$331,519
Cost of revenue	24,562	17,306	89,223	57,825
Gross profit	133,709	91,048	464,243	273,694
Operating expenses:
Research and development	22,887	17,149	90,531	51,600
Sales and marketing	56,804	42,046	208,707	119,262
General and administrative	26,193	8,910	82,638	28,746
Total operating expenses	105,884	68,105	381,876	199,608
Income from operations	27,825	22,943	82,367	74,086
Financial expenses, net	(57)	1,771	2,004	4,381
Income from continuing operations before income taxes	27,882	21,172	80,363	69,705
Income taxes	7,077	3,852	20,542	10,896
Income from continuing operations, net of income taxes	20,805	17,320	59,821	58,809
Income from discontinued operations, net of income taxes	—	4,701	—	36,480
Net income	$20,805	$22,021	$59,821	$95,289
Basic net income per ordinary share: (*)
Continuing operations	0.02	0.02	0.07	0.07
Discontinued operations	—	0.01	—	0.04
Basic net income per ordinary share	$0.02	$0.03	$0.07	$0.11
Weighted-average ordinary shares outstanding – basic	1,014,509,223	639,223,211	832,144,353	636,450,643
Diluted net income per ordinary share: (*)
Continuing operations	0.02	0.02	0.06	0.06
Discontinued operations	—	0.01	—	0.04
Diluted net income per ordinary share	$0.02	$0.03	$0.06	$0.10
Weighted-average ordinary shares outstanding – diluted	1,094,974,000	689,922,172	911,059,088	681,900,332

(*)	Per share amounts have been adjusted, on a retroactive basis, for all periods presented, to reflect both the distribution of Class B ordinary shares and the Stock Split, together representing a ratio of 9.98 of each share.

IRONSOURCE LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cash flows from operating Activities
Net income from continuing operations	$20,805	$17,320	$59,821	$58,809
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,690	4,628	24,118	16,858
Share-based compensation expenses	20,714	5,005	78,515	12,596
Non-cash lease expense	1,134	2,471	595	2,791
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,812)	(1,407)	(2,627)	(1,395)
Loss (gain) on disposal of property and equipment	1	—	(16)	—
Interest accrued and other financial expenses	—	110	628	271
Deferred income taxes, net	1,178	665	644	(633)
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable	(41,568)	(25,435)	(82,584)	(39,816)
Other current assets	(10,261)	(6,426)	(27,721)	(5,771)
Other non-current assets	(11,388)	(1,746)	(21,442)	(3,913)
Accounts payable	33,932	23,450	97,701	40,706
Other current liabilities	8,886	6,690	14,553	11,118
Other non-current liabilities	1,274	4	1,705	35
Net cash provided by continuing operating activities	29,585	25,329	143,890	91,656
Net cash provided by (used in) discontinued operating activities	—	6,188	(5,168)	52,771
Net cash provided by operating activities	29,585	31,517	138,722	144,427
Cash flows from investing activities
Purchase of property and equipment	(391)	(94)	(1,419)	(1,049)
Capitalized software development costs	(2,662)	(2,968)	(10,821)	(12,024)
Purchase of intangible assets	—	—	(1,950)	—
Proceeds from sale of property and equipment	10	—	31	—
Acquisitions, net of cash acquired	(38,209)	—	(127,549)	—
Purchase of equity investment	—	—	(20,000)	—
Investments in short-term deposits	—	(17,590)	—	(60,180)
Maturities of short-term deposits	—	37,590	17,590	50,690
Net cash provided by (used in) continuing investing activities	(41,252)	16,938	(144,118)	(22,563)
Net cash provided by (used in) discontinued investing activities	—	(928)	—	(5,082)
Net cash provided by (used in) investing activities	(41,252)	16,010	(144,118)	(27,645)
Cash flows from financing activities
Repayment of long-term loan	—	(2,500)	(85,000)	(7,500)
Proceeds from Recapitalization transaction, net	—	—	663,813	—
Exercise of options and restricted share units	738	827	2,625	1,731
Other	—	(540)	—	(540)
Net cash provided by (used in) continuing financing activities	738	(2,213)	581,438	(6,309)
Net cash provided by (used in) discontinued financing activities	—	—	—	—
Net cash provided by (used in) financing activities	738	(2,213)	581,438	(6,309)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	1,812	1,407	2,627	1,395
Net change in cash and cash equivalents and restricted cash	(10,929)	45,314	576,042	110,473
Cash and cash equivalents and restricted cash at beginning of the period	790,873	156,366	203,087	91,219
Cash and cash equivalents and restricted cash at end of the period	$781,756	$203,087	$781,756	$203,087